Exhibit 18

September 28, 1996



Mr. William R. Jellison
Vice President, Corporate Controller and Treasurer
Donnelly Corporation
414 East 40th Street
Holland, Michigan  49423

Dear Mr. Jellison:

As stated in Note B to the combined consolidated financial statements of Donnelly Corporation for the three months ended September 28, 1996, the Company changed its method of determining inventory cost from the last-in, first-out (LIFO) method to the first-in, first-out (FIFO) method because such a method provides a better matching of revenue and expenses. The Company believes that the impact of this change is not material to the financial statements and therefore has not restated its financial statements as otherwise called for by paragraph 27 of Accounting Principles Board Opinion No. 20. At your request, we have reviewed and discussed with you the circumstances and the business judgment and planning which formulated your basis to make this change in accounting principle.

It should be understood that criteria have not been established by the Financial Accounting Standards Board for selecting from among the alternative accounting principles that exist in this area. Further, the American Institute of Certified Public Accountants has not established the standards by which an auditor can evaluate the preferability of one accounting principle among a series of alternatives. However, for purposes of the Company's compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, we concur in management's judgment that the newly adopted accounting principle described in Note B is preferable in the circumstances. In formulating this position, we are relying on management's business planning and judgment, which we do not find to be unreasonable. Because we have not audited any financial statements of Donnelly Corporation as of any date or for any period subsequent to June 29, 1996, we express no opinion on the financial statements for the three months ended September 28, 1996.

Very truly yours,



/s/ BDO Seidman, LLP
Grand Rapids, Michigan